Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports 2015 Second Quarter Results

LEXINGTON, Mass. — August 4, 2015 — T2 Biosystems (NASDAQ:TTOO) today reported operating highlights and financial results for the second quarter ended June 30, 2015. Recent operational highlights included:

•                  Since the last quarterly report, the Company secured contracts for the adoption of T2Candida® and the T2Dx® with eight new hospitals in the United States including a four-hospital health system. This brought the total number of contracted accounts to ten as of June 30.

•                  In April, results from a financial impact analysis study conducted by IMS Health were published in Future Microbiology. The study found that early detection using T2Candida could provide an annual cost savings per hospital of approximately $5.8 million and the prevention of 60 percent of Candida-related deaths.

•                  In May, the Company’s T2MR® technology was highlighted at the American Society for Microbiology (ASM) General Meeting in New Orleans. T2 Biosystems held a symposium focused on the clinical impact of T2Candida in the rapid diagnosis of candidemia in high risk patients including the more efficient use of empiric anti-infectives and the impact on patient mortality.

•                  Also at the ASM meeting, new research pediatric data was presented demonstrating that in each of 15 confirmed candidemia pediatric patient samples in a recent investigational study, T2Candida was able to accurately identify the Candida species in three to five hours compared to two to six days for blood culture — the typical timeframe for all other methods of species specific sepsis detection.

•                  The T2 Biosystems sales force increased to thirteen professionals since the last quarterly report and is on target to reach approximately fifteen by year-end.

President and CEO John McDonough said, “Commercial progress in the second quarter was exceptional as the rate of hospital adoption and advancement of many other accounts through the sales funnel validate the life-saving impact and economic rationale of our products for patients and hospitals respectively,” said President and CEO John McDonough. “Outcomes data, such as those from IMS Health published in April, have helped us capture interest and create urgency among target hospitals. We are pleased that our technology is generating interest across diverse practice settings, including both academic and community hospitals”

Financial Results

In the second quarter of 2015, the Company generated revenue primarily from research and development agreements.  Total revenue in the second quarter of this year was $564,000 which consisted of revenue related to co-development efforts with third parties.  The Company did not record any revenue in the second quarter of 2014.

Total operating expenses for the second quarter of 2015 were $11.1 million compared to $7.1 million for the second quarter of 2014.  The increase in operating expenses was mainly associated with research and development activities for additional applications of T2MR, expansion of marketing programs, build-out of the U.S. commercial infrastructure, and increases in share-based compensation charges and incremental expenses related to being a public company.

The net loss applicable to common shareholders for the second quarter of 2015 was $11.0 million, or $0.54 loss per share, compared to $9.2 million (after adjustments for accretion of redeemable convertible preferred stock), or $6.35 loss per share for the second quarter of 2014.  The increased loss was principally due to the increased operating expenses noted above.  The loss per share calculation for the second quarter was impacted by the overall increase in common shares outstanding resulting from the August 7, 2014 initial public offering.

The Company’s balance sheet as of June 30, 2015, showed total cash and cash equivalents of $53.3 million.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the second quarter ended June 30, 2015, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Tuesday, August 4, 2015.  To join the call, participants may dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International).  To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Events & Presentations section.  A webcast replay of the call will be available for 30 days following the conclusion of the call in the Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. The T2Candida Panel was cleared for marketing by the U.S. Food and Drug Administration (FDA) in September 2014 for the detection of sepsis causing Candida. T2Candida Panel performance was established in adult subjects. T2Candida Panel performance in neonates, infants, and pediatric patients has not been established. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented or amended from time to time under “Item 1A.—Risk Factors” in our Quarterly Reports on Form 10-Q, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Katie Engleman, Pure Communications

katie@purecommunicationsinc.com

910-509-3977

Investor Contact:

Matt Clawson, Pure Communications

matt@purecommunicationsinc.com

949-370-8500

– Tables to Follow –

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue:
Product revenue	$—	$—	$10	$—
Research revenue	564	—	743	—
Total revenue	564	—	753	—
Costs and expenses:
Cost of product revenue	—	—	3	—
Research and development	6,651	4,703	12,520	9,768
Selling, general and administrative	4,437	2,446	8,905	4,288
Total costs and expenses	11,088	7,149	21,428	14,056
Loss from operations	(10,524)	(7,149)	(20,675)	(14,056)
Interest expense, net	(477)	(80)	(954)	(166)
Other income (expense), net	6	(74)	15	(1)
Net loss	$(10,995)	$(7,303)	$(21,614)	$(14,223)
Comprehensive loss	$(10,995)	$(7,303)	$(21,614)	$(14,223)
Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(10,995)	$(7,303)	$(21,614)	$(14,223)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,906)	—	(3,812)
Net loss applicable to common stockholders	$(10,995)	$(9,209)	$(21,614)	$(18,035)
Net loss per share applicable to common stockholders — basic and diluted	$(0.54)	$(6.35)	$(1.07)	$(12.60)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders — basic and diluted	20,260,591	1,451,124	20,171,051	1,431,542

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$53,289	$73,849
Accounts receivable	389	201
Prepaid expenses and other current assets	628	1,076
Inventories	569	115
Restricted cash	—	80
Total current assets	54,875	75,321
Property and equipment, net	7,809	2,760
Restricted cash, net of current portion	260	260
Deferred tax assets	313	313
Other assets	456	480
Total assets	$63,713	$79,134
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,562	$735
Accrued expenses	3,475	3,662
Notes payable	305	295
Deferred revenue	1,776	80
Deferred tax liabilities	313	313
Lease incentives	259	87
Total current liabilities	7,690	5,172
Notes payable, net of current portion	20,522	20,660
Lease incentives, net of current portion	1,136	106
Other liabilities	313	195
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 20,312,980 and 20,041,645 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	20	20
Additional paid-in capital	159,241	156,576
Accumulated deficit	(125,209)	(103,595)
Total stockholders’ equity	34,052	53,001
Total liabilities and stockholders’ equity	$63,713	$79,134

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